Exhibit 2

AGREEMENT

          THIS AGREEMENT (the “Agreement”) is entered into as of October 1, 2004 by and between NEW DELOS PARTNERS, L.P., a Delaware limited partnership (“New Delos”), OAKLAWN COUNTRY CLUB, LLC, a Delaware limited liability company (“Oaklawn”), MEADOWBROOK FARM, L.P., a Delaware limited partnership (“Meadowbrook”), BIG SKY COUNTRY CLUB, LLC, a Delaware limited liability company (“Big Sky”), LOST CANYONS, LLC, a Delaware limited liability company (“Lost Canyons”), DPMG, INC., a Delaware corporation (“DPMG”) and SOUTH PADRE ISLAND DEVELOPMENT, L.P., a Delaware limited partnership (“South Padre”).

WITNESSETH

          WHEREAS, (a) each of Big Sky and Meadowbrook entered into a golf operating agreement with DPMG dated January 1, 1999 (the “Big Sky GOA” and the “Meadowbrook GOA”, respectively); (b) Oaklawn entered into a golf operating agreement with DPMG dated January 1, 2001 (the “Oaklawn GOA”); and (c) Big Sky entered into a property management agreement with DPMG dated January 1, 1999 (the “Big Sky PMA”). The Big Sky PMA, together with the Big Sky GOA, Oaklawn GOA and Meadowbrook GOA, as the same may have been modified or amended, are herein collectively referred to as the “Management Agreements”.

          WHEREAS, (a) New Delos entered in a joint venture agreement with DPMG dated effective as of December 31, 2000 with regard to certain real property comprised of approximately 1,211.71 acres in Prince Georges County, Maryland (the “Maryland Contract”); (b) Oaklawn may have a claim(s) or cause(s) of action against Joel Ray Gann (“Gann”) arising from the alleged misappropriation by Gann from Oaklawn of cash and/or receivables (the “Gann Claim”); (c) New Delos, as an assignee, has a right or claim in and to certain monies in the Escrow Fund as defined in that agreement dated December 31, 1999 by and between DPMG and KRA Doonbeg, LLC (the “Ireland Deposit”); and (d) New Delos has certain obligations to Barton Theatre Company described as the BTC Payables in the Asset Purchase Agreement and related documents dated January 2, 1996 by and between Delos Partners, Inc., Gerald G. Barton, the Executives (as defined in the Asset Purchase Agreement and related documents) and New Delos (the “BTC Obligation”).

          WHEREAS, New Delos (a) owns 100% of the outstanding shares of SPID, Inc., a Delaware corporation (“SPID, Inc.”), which owns 100% of the general partnership interests in South Padre, and (b) owns 100% of the limited partnership interests in South Padre (the “South Padre LP Interest”); and (c) may own a beneficial interest in and to the member interests of SPIBS, LLC, a Texas limited liability company (the “SPIBS Interest”).

          WHEREAS, South Padre owns a golf course and related improvements and personal property, together with certain other unencumbered real property more fully described on Exhibit A attached hereto and made a part hereof (the “Unencumbered Property”).

          WHEREAS, DPMG and GGB Corporation, a South Carolina corporation (“GGB”) own approximately 99% of the Class B limited partnership interests and a .5% general partnership interest, respectively, in New Delos (collectively, the “New Delos Partnership Interest”).

          WHEREAS, Gerald G. Barton executed a Limited Guaranty and Indemnity Agreement dated August 2, 1999 in favor of NationsCredit Commercial Corporation (the “Barton Guaranty”), which Barton Guaranty benefited Big Sky because NationsCredit Commercial Corporation would not have made its loan to Big Sky but for such Barton Guaranty.

          WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of closing the following transactions:

               (a) an assignment by Oaklawn, Meadowbrook, Big Sky and Lost Canyons to New Delos of all payment obligations of Oaklawn, Meadowbrook, Big Sky and Lost Canyons to DPMG under the Management Agreements and the assumption by New Delos, as a capital contribution by New Delos to each respective entity of such payment obligations;

               (b) an assignment by New Delos to South Padre of the Maryland Contract, the Ireland Deposit, the SPIBS Interest and the BTC Obligation and the assumption by South Padre of such BTC Obligation;

               (c) an assignment by Oaklawn to New Delos and from New Delos to South Padre of the Gann Claim;

               (d) a sale by South Padre to DPMG (for a purchase price evidenced by a note and deed of trust) of the Unencumbered Property;

               (e) a transfer by South Padre to New Delos, as a distribution by a partnership to a partner, of the note and deed of trust taken by South Padre as the purchase price of the Unencumbered Property;

               (f) a sale by New Delos to DPMG of 100% of the outstanding shares of SPID, Inc. and 100% of the South Padre LP Interest;

               (g) an assignment by DPMG and GGB to New Delos of the New Delos Partnership Interest;

               (h) the release of Gerald G. Barton from his obligations under the Barton Guaranty;

               (i) the termination of the Management Agreements and the execution of new golf operating agreements by Oaklawn, Meadowbrook and Big Sky, as owners, and DPMG, as manager; and

               (j) the mutual release by the parties hereto of certain claims and obligations which exist as of the closing date.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          Section A. Pre-Closing Partnership Election and Closing. On the final federal tax return for the period January 1, 2004 through closing, SPID, Inc., as the tax partner of South Padre, shall make an election to have the asset basis of the South Padre assets adjusted pursuant to Internal Revenue Code section 754. This Agreement is executed immediately prior to the execution and delivery of the documents and agreements below, with the closing date (the “Closing Date”) and all Closing Documents (as hereinafter defined) to be dated effective as of 12:01 a.m., October 1, 2004. Recording, escrow and any other closing costs shall be borne equally by New Delos and DPMG. The transactions contemplated hereunder shall be closed through the execution by the parties of the following documents (the “Closing Documents”). The Closing Documents shall be deemed to be executed, and the transaction contemplated under each Closing Document shall be deemed to be closed, in the specific order set forth below.

               1. The assignment by Oaklawn, Meadowbrook, Big Sky and Lost Canyons to New Delos of all payment obligations under the Management Agreements and the assumption by New Delos of such obligations as a capital contribution to each respective entity, shall be evidenced by the due execution by the signatories to the Assignment and Assumption attached hereto as Exhibit 1.

               2. The transfer by Oaklawn to New Delos of the Gann Claim as a distribution from a limited liability company to its sole member and the subsequent transfer by New Delos to South Padre (as a capital contribution by New Delos to South Padre) of the Maryland Contract, the Gann Claim, the Ireland Deposit and the SPIBS Interest shall be evidenced by the due execution by the signatories to the Assignment of Interest attached hereto as Exhibit 2.

               3. The assignment by New Delos to South Padre of the BTC Obligation and the assumption by South Padre of such obligation shall be evidenced by the due execution by the signatories to the Assignment and Assumption attached hereto as Exhibit 3.

               4. The transfer by South Padre to DPMG of the Unencumbered Property shall be evidenced by the due execution by the signatories to the Deed attached hereto as Exhibit 4.

               5. The payment to South Padre for the purchase price of the Unencumbered Property shall be evidenced by the due execution by the signatories to the Promissory Note attached hereto as Exhibit 5.

               6. The security for the Promissory Note shall be evidenced by the due execution by the signatories to the Deed of Trust and Security Agreement attached hereto as Exhibit 6.

               7. The assignment of the Promissory Note and Deed of Trust and Security Agreement from South Padre to New Delos, as a partnership distribution to a partner, shall be evidenced by the due execution by the signatories to the Assignment attached hereto as Exhibit 7.

               8. The assignment by New Delos to DPMG of the South Padre LP Interest shall be evidenced by the due execution by the signatories to the Assignment of Partnership Interest attached hereto as Exhibit 8.

               9. The transfer by New Delos to DPMG of 100% of the share ownership of SPID Inc. shall be evidenced by the due execution by the signatories to the Stock Transfer Certificate attached hereto as Exhibit 9.

               10. The assignment by DPMG and GGB to New Delos of the New Delos Partnership Interest shall be evidenced by the due execution by the signatories to the Assignment of Partnership Interest attached hereto as Exhibit 10.

               11. The termination of the Management Agreements by Oaklawn, Meadowbrook, Big Sky and Lost Canyons, as owner, and DPMG as manager, shall be evidenced by the due execution by the signatories to the Termination of Agreements attached hereto as Exhibit 11.

               12. The release of Gerald G. Barton from the Barton Guaranty shall be evidenced by the due execution by the signatories to the Release of Guaranty attached hereto as Exhibit 12.

               13. The general release to be executed by all parties shall be evidenced by the due execution by the signatories to the Release of Claims attached hereto as Exhibit 13.

               14. The agreement by the parties as to the continuing management by DPMG of the golf facilities owned by Oaklawn, Meadowbrook and Big Sky shall be evidenced by the due execution by the signatories to the Golf Operating Agreements attached hereto as Exhibits 14-A, 14-B and 14-C.

In the event that all of the Closing Documents are not duly executed by all appropriate signatory parties on or prior to October 5, 2004, this Agreement and all transactions hereunder shall be deemed null and void in their entirety and any previously executed Closing Documents shall be deemed null and void in each and every respect.

          Section B. Cash Purchase Price Payment. Concurrently with the due execution of the Closing Documents, DPMG will (i) pay to New Delos the full sum of $________ in cash or other immediately available funds, and (ii) forgive accrued fees under the management agreements described in Section C.1. below (other than those credited to the purchase price pursuant to said Section C.1.), as a purchase price for 100% of the share ownership of SPID, Inc. and 100% of the South Padre LP Interest.

          Section C. Closing Adjustments. Immediately upon the due execution of the Assignment of the Promissory Note and Deed of Trust and Security Agreement attached hereto as Exhibit 7, the following sums shall be credited to the principal balance due under the Promissory Note:

               1. One-half of all management fees owed pursuant to the Oaklawn GOA, the Meadowbrook GOA and the Big Sky GOA to DPMG for the period April 1, 2004 through the Closing Date. In the event the management fees cannot be determined on the Closing Date, the parties will agree on the amount of such fees on or prior to November 1, 2004 and the appropriate credit will be made to the Promissory Note effective as of October 1, 2004. Any credits to the principal balance of the Promissory Note made pursuant to the preceding sentence shall not affect the calculation of the Promissory Note payment due January 15, 2005, and shall be credited against Promissory Note payments due in inverse order of maturity, and

               2. any partial release payments, payments in lieu of collateral or other prepayments under the Promissory Note made by DPMG to New Delos on the Closing Date. Any payments made pursuant to the preceding sentence shall be deemed to be partial release payments made by DPMG during the last quarter of 2004 for purposes of calculating the Promissory Note payment due on January 15, 2005.

In addition, on the Closing Date, all indebtedness of SPID, Inc. and South Padre to New Delos or from New Delos to SPID, Inc. or South Padre shall be deemed cancelled, null and void.

          Section D. Post-Closing Agreements. Subsequent to the Closing Date:

               1. GGB agrees to retain, in its name, the liquor license for the Lost Canyons golf course until the expiration of the Golf Operating Agreement dated October 1, 2004 between Big Sky and DPMG and upon such expiration, GGB and DPMG will cooperate in the transfer of such license to Big Sky or its nominee, and

               2. DPMG agrees to use best efforts to beneficially own all management agreements of itself and its affiliates for golf and/or real estate projects in the United States until such time as the Promissory Note set forth on Exhibit 5 is paid in full.

               3. If not done on the Closing Date, each of GGB and DPMG shall use all reasonable efforts to encourage and cause Stephen Caplinger to transfer promptly all of his partnership interests in New Delos to New Delos.

               4. The parties will, within sixty (60) days from closing, (i) agree to the appropriate purchase price and other allocations hereunder, and (ii) obtain a boundary survey of the golf course portion of the Property. The cost of the survey shall be shared equally by New Delos and DPMG.

          Section E. Survival. It is expressly agreed that the terms of this Agreement shall survive the closing of the transactions herein contemplated and shall thereafter remain in full force and effect.

          Section F. Successors in Interest. No party may assign this Agreement without the prior written consent of the other parties. Subject to the above, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, successors and assigns of any party to this Agreement.

          Section G. Attorneys’ Fees. In the event any party files a lawsuit in connection with this Agreement or any provisions contained herein, then the party that prevails in such action shall be entitled to recover from the non-prevailing party(s), in addition to all other remedies or damages as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit. This covenant shall survive the closing or termination of this Agreement.

          Section H. Construction of Agreement. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

          Section I. Entire Agreement. This Agreement embodies the entire Agreement between the parties and shall not be modified, changed or altered in any respect, except in a writing executed in the same manner as this Agreement or any part hereof.

          Section J. Time of Essence. Time is of the essence in this Agreement.

          Section K. Miscellaneous. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect, in any respect whatsoever, the validity of the remainder of this Agreement.

          Section L. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be, and shall be taken to be, an original.

          Section M. Ambiguities. The parties acknowledge that this Agreement has been negotiated and any ambiguities contained in this Agreement shall not be construed against the party responsible for drafting this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEW DELOS PARTNERS, L.P., a Delaware limited partnership

By:	GGB Corporation, a South Carolina corporation, its General Partner

By:	/s/ Joe Olree

Name:	Joe Olree
Title:	Vice President

By:	NDP, Inc., a Delaware corporation, its General Partner

By:	/s/ Robert A. Perro

Name:	Robert A. Perro
Title:	Vice President

OAKLAWN COUNTRY CLUB, LLC, a Delaware limited liability company

By:	/s/ William W. Vaughan, III

Name:	William W. Vaughan, III
Title:	Vice President

MEADOWBROOK FARM, L.P., a Delaware limited partnership

By:	MFGC, LLC, a Delaware limited liability company, its General Partner

By:	New Delos Partners, L.P., a Delaware limited partnership, its sole member

By:	GGB Corporation, a South Carolina corporation, its General Partner

By:	/s/ Joe Olree

Name:	Joe Olree
Title:	Vice President

By:	NDP, Inc., a Delaware corporation, its General Partner

By:	/s/ Robert A. Perro

Name:	Robert a. Perro
Title:	Vice President

BIG SKY COUNTRY CLUB, LLC, a Delaware limited liability company

By:	New Delos Partners, L.P., a Delaware limited partnership, its Manager

By:	GGB Corporation, a South Carolina corporation, its General Partner

By:	/s/ Joe Olree

Name:	Joe Olree
Title:	Vice President

By:	NDP, Inc., a Delaware corporation, its General Partner

By:	/s/ Robert A. Perro

Name:	Robert a. Perro
Title:	Vice President

LOST CANYONS, LLC, a Delaware limited liability company

By:	New Delos Partners, L.P., a Delaware limited partnership, Manager

By:	GGB Corporation, a South Carolina corporation, its General Partner

By:	/s/ Joe Olree

Name:	Joe Olree
Title:	Vice President

By:	NDP, Inc., a Delaware corporation, its General Partner

By:	/s/ Robert A. Perro

Name:	Robert a. Perro
Title:	Vice President

DPMG INC., a Delaware corporation

By:	/s/ William W. Vaughan, III

Name:	William W. Vaughan, III
Title:	Vice President

SOUTH PADRE ISLAND DEVELOPMENT, L.P., a Delaware limited partnership

By:	SPID Inc., a Delaware corporation, its General Partner

By:	/s/ William W. Vaughan, III

Name:	William W. Vaughan, III
Title:	Vice President